Exhibit 5.5

[LETTERHEAD OF BASS, BERRY & SIMS PLC]

May 31, 2005

Cascades Inc.

404 Marie-Victoria Blvd.

Kingsey Falls, Quebec,

Canada J0A 1B0

Ladies and Gentlemen:

We have acted as special Tennessee counsel to Cascades Tissue Group - IFC Disposables Inc., a Tennessee corporation (the “Tennessee Guarantor”) and a subsidiary of Cascades Inc. (the “Company”), in connection with the offer to exchange (the “Exchange Offer”) up to U.S. $125,000,000 aggregate principal amount of the Company’s 7¼% Senior Notes due 2013 (the “Exchange Notes”) that have been registered under the Securities Act of 1933 for an equal principal amount of the Company’s 7¼% Senior Notes due 2013 outstanding on the date hereof (the “Private Notes”), to be issued pursuant to the Indenture, dated as of February 5, 2003, as amended by the First Supplemental Indenture dated as of May 30, 2003, the Second Supplemental Indenture dated December 30, 2003, the Third Supplemental Indenture dated March 16, 2004, the Fourth Supplemental Indenture dated July 8, 2004, the Fifth Supplemental Indenture dated August 26, 2004 and the Sixth Supplemental Indenture dated November 30, 2004, (the “Indenture”) by and among the Company, as issuer, the Subsidiary Guarantors named therein, as subsidiary guarantors, and The Bank of New York, as trustee (the “Trustee”).  The Private Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Company’s U.S. and Canadian subsidiaries (the “Subsidiary Guarantors”). The terms used in this opinion that are defined in the Indenture shall have the same definitions when used herein, unless otherwise defined herein.

In connection with this opinion, we have reviewed the Indenture.  We have also reviewed such corporate documents and records of the Tennessee Guarantor, such certificates of public officials and such other matters as we have deemed necessary or appropriate for purposes of this opinion.  As to various issues of fact, we have relied upon the representations and warranties of the Tennessee Guarantor contained in the Indenture and upon statements and a certificate of officers of the Tennessee Guarantor, without independent verification or investigation.  For purposes of the opinion on good standing of the Tennessee Guarantor, we have relied solely upon a good standing certificate of recent date.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal capacity of all natural persons.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1.             The Tennessee Guarantor is a corporation validly existing and in good standing under the laws of the State of Tennessee.

2.             The Subsidiary Guarantee of the Exchange Notes (the “Exchange Guarantee”)  of the Tennessee Guarantor has been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor, and when the Registration Statement on Form F-4 and S-4 (Registration No. 333-124104) relating to the Exchange Offer (the “Registration Statement”) has become effective under the Securities Act of 1933 and the Exchange Guarantee of the Tennessee Guarantor is delivered in accordance with the terms of the Exchange Offer in exchange for the Subsidiary Guarantee of the Tennessee Guarantor of the Private Notes, the Exchange Guarantee of the Tennessee Guarantor will have been duly executed and delivered.

We express no opinion herein other than as to the corporate laws of the State of Tennessee.  Furthermore, our opinion expressed in Paragraph 2 as to due authorization is subject to the effect of bankruptcy, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer, insolvency (whether measured on a balance sheet, liquidity or other customary basis) or other similar laws affecting creditors of the Tennessee Guarantor.

We note that the Tennessee Guarantor’s corporate records as to its initial incorporation and organization, the ownership of its shares and its operations from inception through May 1, 1997 can not be located.  Because of the unavailability of such records, we have, in reliance upon the presumption of regularity, assumed that all corporate actions and proceedings during the period for which such records are missing were consistent with the opinions rendered herein.

We hereby consent to the filing of this opinion as Exhibit 5.5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Our opinion is rendered as of the date hereof.

A copy of this opinion may be delivered to Jones Day in connection with its opinion filed as Exhibit 5.1 to the Registration Statement and Jones Day may rely on this opinion as if it were addressed and had been delivered by us to it on the date hereof.

Very truly yours,

/s/ Bass, Berry & Sims